EXHIBIT 10.3

                         AGREEMENT CONCERNING TAXES AND
                       TAX INDEMNIFICATION UPON SPIN-OFF

                 THIS AGREEMENT (this "Agreement"), dated as of November 19, 1996, is by and between SANTA FE ENERGY RESOURCES, INC. ("SFER"), a Delaware corporation and MONTEREY RESOURCES, INC. ("Monterey"), a Delaware corporation and those subsidiaries of Monterey signatory hereto (the "Monterey Subsidiaries").

                                R E C I T A L S

                 WHEREAS, Monterey and the Monterey Subsidiaries are members of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which SFER is the common parent (the "SFER Group"), and which files consolidated federal income tax returns as well as certain consolidated, combined or unitary state tax returns;

                 WHEREAS, SFER owns shares of common stock, par value $0.01 per share ("Common Stock"), of Monterey constituting "control" within the meaning of Section 368(c) of the Code ("Control");

                 WHEREAS, SFER intends, subject to the satisfaction of certain conditions, to distribute all or substantially all of its common stock to its stockholders (the "Spin-Off");

                 WHEREAS, SFER, Monterey and the Monterey Subsidiaries are parties to the AGREEMENT FOR THE ALLOCATION OF THE CONSOLIDATED FEDERAL INCOME TAX LIABILITY AND STATE AND LOCAL TAXES AMONG THE MEMBERS OF THE SANTA FE
ENERGY RESOURCES, INC. AFFILIATED GROUP (the "Tax Sharing Agreement"); and
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                 WHEREAS, the parties desire to set forth their agreements with regard to their respective liabilities for federal, state and local taxes as well as their agreements if Monterey and the Monterey Subsidiaries cease to be members of the SFER Group and with respect to the indemnification of SFER as hereinafter provided in the event the Spin- Off fails to qualify under Section 355 of the Code due to actions by Monterey after the Spin-Off;

                 NOW, THEREFORE, in consideration for the premises and mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

         1.      DEFINITIONS.

                 For all purposes of this Agreement, the terms defined in this
Section 1 shall have the meanings assigned to them in this Section 1.

         "Code"  shall have the meaning specified in the preamble hereof.

         "Disaffiliation" means the Monterey Companies ceasing to be members of the SFER Group.

         "Disaffiliation Date" means the date Disaffiliation shall occur as determined in conformity with Treasury Regulation Section 1.1502-76(b).

         "Indemnified Liability" shall have the meaning specified in Paragraph C(2) of Section 9 hereof.

         "Indemnity Amount" shall have the meaning specified in Paragraph C(5) of Section 9 hereof.

         "Monterey Companies" means Monterey, the Monterey Subsidiaries, their respective divisions and their successors and assigns.

         "Prohibited Act" shall have the meaning specified in Paragraph B of
Section 9 hereof.

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         "Restricted Period" means the one-year period commencing with the
Spin-Off; provided that, if legislation similar to Section 9522 of the Revenue Reconciliation Bill of 1996 as released by President Clinton on March 19, 1996 is enacted with an effective date such that the legislation would apply to the Spin-off, the Restricted Period shall not end prior to the end of the period specified in such legislation during which some percentage of ownership of SFER and/or Monterey must be maintained by the shareholders of SFER prior to the Spin-off in order for the Spin-off to be tax free to SFER under Section 355 of the Code.

         "Return" shall mean any SFER Consolidated Return and any State and Local Return.

         "Santa Fe Pacific Tax Indemnity Agreement" means that agreement dated April 20, 1990, by and between Santa Fe Pacific Corporation ("SFP"), and SFER, pursuant to which SFER agreed to indemnify SFP against certain tax liabilities incurred by SFP in the event actions taken by SFER caused such tax liabilities.

         "SFER Consolidated Return" means any consolidated federal income tax return of the SFER Group which includes one or more of the Monterey Companies.

         "SFER Consolidated Return Year" means any taxable period of the SFER Group ending on or before the Disaffiliation Date.

         "SFER Group" shall have the meaning specified in the preamble hereof.

         "SFER Subsidiary" means any corporation (other than a Monterey Company) the stock of which is owned directly or indirectly by SFER and which joins SFER in the filing of State and Local Returns.

         "Spin-Off" shall have the meaning specified in the Preamble hereto.

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         "State and Local Returns" shall have the meaning specified in
Paragraph B of Section 3 hereof.

         "Tax Sharing Agreement" shall have the meaning specified in the preamble hereof.

         2.      TAX SHARING AGREEMENT TO CONTINUE IN EFFECT.

         Except to the extent modified or supplemented herein, the Tax Sharing Agreement, including Article 9.4 thereof, shall continue in full force and effect. Consequently, for example, for taxable periods ending on or before the Disaffiliation Date, payments to SFER or any Monterey Company, as the case may be, shall continue to be made in accordance with the Tax Sharing Agreement.
The provisions of the Tax Sharing Agreement shall fix the rights and obligations of the parties as to the matters covered thereby whether or not followed for federal income tax or other purposes by the SFER Group including but not limited to the computation of earnings and profits for federal income tax purposes.

         3.      TAX RETURN FILING.

                 A. Federal Returns. If at any time and from time to time SFER so elects, Monterey and each Monterey Subsidiary agree to continue to join in the filing of consolidated federal income tax returns for the SFER Group for the calendar year 1996 and for any subsequent taxable periods of SFER ending before, on or after the Disaffiliation Date for which the SFER Group is eligible to file a consolidated federal income tax return including any Monterey Company with respect to pre-Disaffiliation operations. SFER shall continue to prepare and file all consolidated federal income tax returns which are required to be filed by the SFER Group for all such taxable periods and pay all taxes due thereon. Such returns shall include all income, gains, losses, deductions and credits of the Monterey Companies. SFER will make all decisions relating to the

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preparation and filing of such returns.  Monterey and each Monterey Subsidiary further agree to file, or join in the filing of such authorizations, elections, consents and other documents and take such other actions as may be necessary or appropriate in the opinion of SFER to carry out the purposes and intent of this Paragraph A of Section 3.

                 Monterey shall furnish SFER at least forty-five (45) days before such return is due (with extensions) with its completed section of each year's consolidated federal income tax return, prepared in accordance with instructions from SFER, on the Price Waterhouse Domestic Tax Management System ("DTMS"). Monterey shall also furnish DTMS work papers and such other information and documentation as is requested by SFER. Such information shall have been reviewed and approved by Monterey's auditors prior to its submission to SFER.

                 B. State and Local Returns. For the calendar year 1996 and for any subsequent taxable periods ending before, on or after the Disaffiliation Date, SFER will prepare and file all combined, consolidated or unitary state or local income or franchise tax returns (herein "State and Local Returns") which are required to be filed and which include the pre-Disaffiliation operations of any Monterey Company and SFER or any SFER
Subsidiary.   SFER will pay all taxes due on such returns.  SFER will timely advise Monterey of the inclusion of any Monterey Companies in any State and Local Returns and the states and localities in which such returns will be filed. Each of the Monterey Companies whose tax information is included in any State and Local Return will evidence its agreement to be included in such return on the appropriate form and take such other action as may be appropriate, in the opinion of SFER, to carry out the purposes and intent of
this Paragraph B of Section 3.   Monterey shall furnish SFER with a final copy
of the information necessary for SFER

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to complete such combined, consolidated or unitary returns at least forty-five
(45) days before such returns are due (with extensions).

         4.      CARRYOVERS OF MONTEREY TAX BENEFITS.

                 SFER shall notify Monterey, after Disaffiliation, of any consolidated carryover item which may be partially or totally attributed to and carried over by a Monterey Company and will notify such Monterey Company of subsequent adjustments which may affect such carryover item. Notwithstanding any other provision of this Agreement or the Tax Sharing Agreement, neither Monterey nor any Monterey Subsidiary will be reimbursed for any state, federal or local deduction, credit or other tax item, including but not limited to a net operating loss deduction or an enhanced oil recovery credit as defined in
Section 48 of the Code attributable to a post-Disaffiliation year that is carried back to a pre-Disaffiliation year; provided, however, that neither the foregoing provision nor any other provision of this Agreement shall be construed so as to limit in any way the right or ability of Monterey or any Monterey Subsidiary to make the election under Section 172(b)(3) of the Code or under similar provisions of applicable state or local law.

         5.      AUDIT ADJUSTMENTS.

                 A. General. Pursuant to Article 9.4 of the Tax Sharing Agreement, if a Monterey Company ceases to be a member of the SFER Group, the Tax Sharing Agreement shall apply with respect to any period in which the income of the terminating member is included in the SFER Consolidated Return or State and Local Returns. The terminating member shall remain liable to SFER for payments required under the Tax Sharing Agreement, including but not limited to, payments of tax and estimated tax for periods in which the member's income is included in the SFER Consolidated Return and State and Local Returns and payments attributable to adjustments

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referred to in Article 7.1 of the Tax Sharing Agreement and to interest and penalties referred to in Articles 5.3 and 7.2 of the Tax Sharing Agreement. Additionally, the terminating member shall cooperate and provide reasonable access to books, records and other information needed in connection with audits, administrative proceedings, litigation and other similar matters related to periods in which the member was a member of the SFER Group.
However, Article 9.4 of the Tax Sharing Agreement is hereby modified so that a Monterey Company that ceases to be a member of the SFER Group shall be entitled to compensation or reimbursement with respect to any tax refunds, overpayment, benefit or other similar item attributable to such member that is realized by the SFER group after such member leaves the SFER Group. Any such payments or reimbursements shall be made in accordance with Article 7.1, Article 7.3 and
Article 8.2(C) of the Tax Sharing Agreement. Notwithstanding the foregoing, Monterey and the Monterey Subsidiaries will not be required under the Tax Sharing Agreement to pay more on a combined or consolidated basis than that which they would have been required to pay had Monterey or the Monterey Subsidiaries filed combined or consolidated State and Local Returns with Monterey as the common parent. If for any period in which a Monterey Company was included in the State and Local Returns there is a final determination that any Monterey Company should not have been included in one or more of such returns, SFER shall refund to such Monterey Company any sums paid by such Monterey Company to the SFER Group with respect to such returns which are not credited against such Monterey Company's separate state or local tax liability as well as any interest that the SFER Group receives from a state or local government with respect to sums paid by such Monterey Company to the SFER Group with respect to such returns which are credited against the SFER Group's separate state or local tax liability, and such Monterey Company shall have no further rights or obligations with

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respect to such State and Local Returns, including the right to compensation, reimbursement or refund with respect to such returns.

                 B. Adjustments to California Franchise Tax Liability Under Prior Agreements With Santa Fe Pacific Corporation. With respect to all tax sharing agreements and arrangements with Santa Fe Pacific Corporation, Monterey will receive all benefits and be responsible for all liabilities directly attributable to California Franchise Tax liabilities for taxable years ending on or after December 31, 1984 (including, but not limited to benefits and payments attributable to federal and state audit adjustments, including the California combined return issue with Santa Fe Pacific Corporation), except that any benefit accruing to or received by Monterey as a result of Federal audit adjustments with respect to the SFER Group shall be paid by Monterey to SFER.

         6.      CONTEST.

                 If an audit adjustment is proposed or any other claim is made by any taxing authority with respect to a tax liability of Monterey or a Monterey Subsidiary with regard to an SFER Consolidated Return or a State and Local Tax Return, SFER shall promptly notify Monterey of such proposed adjustment or claim (unless Monterey previously was notified directly by the relevant tax authority). Notwithstanding anything in the Tax Sharing Agreement to the contrary, if Monterey so requests and at Monterey's expense, SFER shall contest or shall permit the relevant Monterey Company to contest (in which case the relevant Monterey Company shall have the right and power to control or settle such claim or proceeding), such claim on audit or in a related administrative or judicial proceeding or by appropriate claim for refund or credit of taxes, subject, however, to SFER's right to control the prosecution of any such audit or refund claim or related administrative or judicial proceeding with respect to those matters which could affect SFER's tax liability, including its

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liability under this Agreement; and, where deemed necessary by SFER, the relevant entity shall authorize by appropriate powers of attorney such persons as SFER shall designate to represent such entity with respect to such audit or refund claim or related administrative or judicial proceeding. Notwithstanding anything in this Section 6 or in the Tax Sharing Agreement to the contrary, SFER's control of any contest or proceeding involving any issue or adjustment (a "Monterey Issue") that could affect the liability of Monterey or any Monterey Company under the Tax Sharing Agreement or under this Agreement shall be subject to the following terms: (i) SFER will diligently contest each Monterey Issue, without regard to the indemnification provided herein or in the Tax Sharing Agreement; (ii) SFER will consult with Monterey as to the conduct of the contest of each Monterey Issue, will provide Monterey with copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to the contest of each Monterey Issue and will arrange for a representative of Monterey to be present at (but not to participate in) all meetings with the relevant taxing authorities and all hearings before any court; and (iii) neither SFER nor any other member of the SFER Group will settle, compromise or concede any Monterey Issue, unless Monterey has consented to such settlement, compromise or concession or unless the aggregate amounts for which Monterey would be liable to SFER under this Agreement and the Tax Sharing Agreement as a result of all such concessions, settlements or compromises for the particular tax year does not exceed $100,000.

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         7.      ALLOCATION; INFORMATION AND COOPERATION; DISPUTE RESOLUTION.

                 A. Allocation. Federal income taxes will be calculated for the taxable period ending on the Disaffiliation Date on the basis of allocations made in accordance with the Tax Sharing Agreement. State or local taxes will be calculated for such period in accordance with the Tax Sharing Agreement with regard to the allocation of state and local tax liabilities where combined, consolidated or unitary State and Local Tax Returns are filed.

                 B. Information and Cooperation. From and after the Disaffiliation Date, Monterey shall deliver to SFER, as soon as practical after SFER's request, such information and data concerning the pre-Disaffiliation operations of Monterey and the Monterey Subsidiaries, and make available such knowledgeable employees of Monterey or the Monterey Subsidiaries, as SFER may reasonably request, including providing the information and data required by SFER's customary internal tax and accounting procedures, in order to enable SFER to complete and file all tax forms or reports that it may be required to file with respect to the activities of Monterey and the Monterey Subsidiaries for taxable periods ending on, prior to or including the Disaffiliation Date, to respond to audits by any taxing authorities with respect to such activities, to prosecute or defend claims for taxes on any administrative or judicial proceeding and to otherwise enable SFER to satisfy its accounting and tax requirements. From and after the Disaffiliation Date, SFER shall deliver to Monterey as soon as practical after Monterey's request, such information and data concerning any tax attributes which were allocated to Monterey or the Monterey Subsidiaries that is reasonably necessary in order to enable Monterey to complete and file all tax forms or reports that it may be required to file with respect to such activities of Monterey and the Monterey Subsidiaries from and

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after the Disaffiliation Date, to respond to audits by any tax authorities with respect to such activities, to prosecute or defend claims for taxes in any administrative or judicial proceeding and to otherwise enable Monterey to satisfy its accounting and tax requirements. SFER shall make available to Monterey such of its knowledgeable employees for such purposes. In addition, Monterey agrees, at SFER's request, to furnish an executed Power of Attorney to enable SFER to conduct any Federal, State and local tax matters covering any period for which Monterey was included in SFER's returns.

                 C. Dispute Resolution. Notwithstanding Section 10.10 of the Tax Sharing Agreement, any dispute involving the interpretation of the Tax Sharing Agreement shall be resolved in a manner, and by applying principles, consistent with Section 9.D(8) of this Agreement.

         8.      PAYMENTS.

                 Payments with respect to federal income taxes shall be made in accordance with the Tax Sharing Agreement. Any interest or penalties for underpayment of estimated taxes which are allocated to a Monterey Company shall be paid not later than 30 days after billing by SFER. Monterey shall pay the portion of the taxes shown on each State and Local Tax Return which is allocable to the Monterey Companies in accordance with the Tax Sharing Agreement no later than 30 days after such return is filed. All payments in excess of $50,000 to be made hereunder shall be made in immediately available funds. All payments not made when due hereunder or under the Tax Sharing Agreement shall bear interest from the due date until paid at a rate per annum equal to one (1) percentage point above the monthly average of the daily Effective Federal Funds Rate as stated by The Federal Reserve Bank of New York.

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         9.      SPIN-OFF TAX INDEMNIFICATION.

                 Notwithstanding anything herein or in the Tax Sharing Agreement (including, without limitation, Article 9 of the Tax Sharing Agreement) to the Contrary, the provisions of this Section 9 shall govern all matters among the parties hereto related to an Indemnified Liability and an Indemnified Amount.

                 A. Continued Conduct of Business. During the Restricted Period, Monterey agrees that it will not cease the active conduct of its trade or business within the meaning of Section 355(b) of the Code.

                 B. Opinion Requirement for Major Transactions Undertaken by Monterey During the Restricted Period. Monterey agrees that during the Restricted Period it will not (i) merge or consolidate with or into any other corporation, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code),
(iii) sell or transfer all or substantially all its assets (within the meaning of Rev. Proc. 77-37, 1977 - 2 C.B. 568) in a single transaction or series of related transactions, (iv) redeem or otherwise repurchase any of Monterey's capital stock, or (v) except in connection with any transaction or transactions which, in the aggregate, would not have the effect, if treated as occurring before the Spin-Off, of reducing SFER's ownership to less than Control as of the date of the Spin-Off, issue additional shares of Monterey's capital stock (actions (i), (ii), (iii), (iv) and (v) are referred to as the "Prohibited Acts"), unless Monterey first obtains, and permits SFER to review, an opinion of Andrews & Kurth L.L.P. or other law firm of similar repute, or a supplemental ruling from the Internal Revenue Service, that such transaction, and any transaction related thereto, will not affect the qualification of the Spin-Off under Section 355 of the Code.

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                 C.       Indemnification.

                          (1)     Indemnity.  If during the Restricted Period

                                  (A)      Monterey takes any action or enters
                          into any agreement to take any action, including, without limitation, any Prohibited Act or ceasing to actively conduct its trade or business within the meaning of Section 355 of the Code, and the Spin-Off shall fail to qualify under Section 355 of the Code primarily as a result of such action or actions; or

                                  (B)      Monterey amends the Monterey
                          Shareholder Rights Plan dated of even date herewith (the "Rights Plan"), or redeems any outstanding preferred share purchase rights (the "Rights") issued pursuant to the Rights Plan, and the Spin-Off shall fail to qualify under Section 355 of the Code primarily as a result of any person thereafter, but within the Restricted Period, acquiring stock of Monterey which acquisition would have caused the Rights to become exercisable had the Rights remained outstanding under the Rights Plan as originally adopted;

         then Monterey shall indemnify and hold harmless SFER and each member of the SFER Group against any and all federal, state and local taxes, interest, penalties and additions to tax imposed upon or incurred by the SFER Group or any member thereof or any stockholder of SFER or Monterey as a result of the failure of the Spin-Off to so qualify to the extent provided herein. SFER and each other member of the SFER Group shall be indemnified and held harmless under this Paragraph C(1) without regard to the fact that SFER or any other member of the SFER Group may have reviewed an opinion or supplemental ruling pertaining to the action pursuant to Paragraph B of Section 9.

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                          (2)     Indemnified Liability.  For purposes of this
         Agreement, the term "Indemnified Liability" means any liability imposed upon or incurred by the SFER Group or any member of the SFER Group for which SFER or any other member of the SFER Group is indemnified and held harmless under Paragraph C(1) of this Section 9, but shall not refer to the amount of such liability.

                          (3) Amount of Indemnified Liability for Income Taxes. The amount of an Indemnified Liability for a federal or state tax incurred by the SFER Group or any member thereof based on or determined with reference to income shall be deemed to be the amount of tax computed by multiplying (i) the taxing jurisdiction's highest effective tax rate applicable to taxable income of corporations such as SFER of the character subject to tax as a result of the failure of the Spin-Off to qualify under Section 355 of the Code for the taxable period in which the Spin-Off occurs, times (ii) the gain or income of the SFER Group or member thereof which is subject to tax in the taxing jurisdiction as a result of the failure of the Spin-Off to qualify under Section 355 of the Code, and, (iii) in the case of a state, times the percentage representing the extent to which such gain or income is apportioned or allocated to such state; provided, however, that in the case of a state tax determined as a percentage of federal income tax liability, the amount of Indemnified Liability shall be deemed to be the amount of tax computed by multiplying (i) that state's highest effective rate applicable to the taxable income of corporations such as SFER of the character subject to tax as a result of the failure of the Spin-Off to qualify under Section 355 of the Code for taxable period in which the Spin- Off occurs, times (ii) the amount of deemed federal income tax (whether or not incurred) imposed upon the SFER Group or any member thereof from the

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         failure of the Spin-Off to qualify under Section 355 of the Code computed in accordance with this Paragraph C(3), times (iii) the percentage representing the extent to which the gain or income required to be recognized on the Spin-Off is apportioned to such state.

                          (4) Indemnity Reduced By Income Tax Benefits From Indemnified Liability. If an Indemnified Liability is of a type that constitutes a deduction from income in any taxable period in determining the SFER Group's or any of its member's liability for a federal or state tax based upon or determined with reference to income, the amount that Monterey would otherwise be required to pay as indemnification for such Indemnified Liability shall be reduced by the aggregate deemed reduction, on account of such deduction of the Indemnified Liability, in the tax liability of the SFER Group or any member to all taxing jurisdictions over all taxable periods in which the Indemnified Liability is deductible. The deemed reduction in tax liability to a taxing jurisdiction for any taxable period in which all or a portion of the Indemnified Liability is deductible shall be deemed to be the amount computed by multiplying (i) such taxing jurisdiction's highest effective tax rate applicable to the taxable income of corporations such as SFER of the character against which the Indemnified Liability is deductible, times (ii) the portion of the Indemnified Liability that constitutes a deduction in such taxing jurisdiction in such taxable period, and, (iii) in the case of a state, times the percentage representing the extent to which the deduction for the Indemnified Liability is apportioned or allocated to such state; provided, however, that in the case of a state tax determined as a percentage of federal income tax liability, the amount of deemed reduction in tax lability to such state for any taxable period in which all or a portion of the Indemnified Liability is deductible shall be deemed to be the amount computed by

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         multiplying (i) such state's highest effective rate applicable to the taxable income of corporations such as SFER in such taxable period of such character against which the Indemnified Liability is deductible, times (ii) the deemed reduction in federal income tax in such taxable period resulting from the deductibility of the Indemnified Liability computed in accordance with this Paragraph C(4), times (iii) the percentage representing the extent to which the deduction for the Indemnified Liability is apportioned or allocated to such state. The amount of such reduction in Monterey's liability shall be unaffected by any interest paid to the SFER Group, or any member thereof, by a taxing authority by reason of any such deduction.

                          (5) Indemnity Amount. With respect to any Indemnified Liability, the amount which Monterey shall pay to or on behalf of SFER as indemnification (the "Indemnity Amount") shall be the sum of (i) the amount of the Indemnified Liability, as determined and adjusted under Paragraphs C(3) and C(4) of Section 9, (ii) any penalties and interest imposed with respect to the Indemnified Liability and (iii) an amount such that when the sum of the amounts set forth in clauses (i), (ii) and this clause (iii) of this Paragraph C(5) are reduced by federal, state and local taxes imposed as a result of the receipt of such sum, the reduced amount is equal to the sum of the amounts set forth in clauses (i) and (ii) of this Paragraph C(5).

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                 D.       Procedural Matters.

                          (1) Notice. If either Monterey or SFER receives any written notice of deficiency, claim or adjustment or any other written communication from a taxing authority that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other party, provided that any delay by SFER in so notifying Monterey shall not relieve Monterey of any liability to SFER hereunder except to the extent Monterey is materially and adversely prejudiced by such delay. SFER undertakes and agrees that from and after such time as SFER obtains knowledge that any representative of a taxing authority has begun to investigate or inquire into the Spin-Off (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), SFER shall (i) notify Monterey thereof, provided that any delay by SFER in so notifying Monterey shall not relieve Monterey of any liability to SFER hereunder except to the extent Monterey is materially and adversely prejudiced by such delay, (ii) consult with Monterey from time to time as to the conduct of such investigation or inquiry, (iii) provide Monterey with copies of all correspondence between SFER or its representatives and such taxing authority or any representative thereof pertaining to such investigation or inquiry and
         (iv) arrange for a representative of Monterey to be present at (but not participate in, except as otherwise provided in Section 9.D(3) below) all meetings with such taxing authority or any representative thereof pertaining to such investigation or inquiry.

                          (2) Written Acknowledgment Promptly upon receipt of notice as provided in Paragraph D(1) of this Section 9, Monterey shall confirm in writing to SFER that

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         the liability asserted in the notice of deficiency, claim or adjustment or other written communication would, if imposed upon or incurred by the SFER Group or any member thereof, be an Indemnified Liability, unless Monterey believes in good faith that such liability would not be an Indemnified Liability in which case Monterey shall set forth in writing to SFER the grounds for such belief.

                          (3) Tax Proceedings Controlled by Monterey. Any tax proceeding that may result in an Indemnified Liability, which is acknowledged as such by Monterey, shall be conducted in accordance with this Paragraph D(3).

                          Promptly upon Monterey's written acknowledgment that the asserted liability is an Indemnified Liability, Monterey shall assume and direct the defense or settlement of the proceeding. If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the proceeding, SFER and Monterey shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, Monterey shall assume and direct and be responsible only for the matters relating to the Indemnified Liability.

                          Upon request, during the course of the tax proceedings, Monterey shall from time to time furnish SFER with evidence reasonably satisfactory to SFER of its ability to pay the full amount of the Indemnified Liability. If at any time during such tax proceedings SFER reasonably determines, after due investigation, that Monterey could not pay the full amount of the Indemnified Liability, if required, then Monterey shall be required to furnish a guarantee or performance bond satisfactory to SFER in an amount equal to the amount of the Indemnified Liability asserted by the taxing authority. If Monterey fails to furnish such guarantee or bond, SFER may assume control of the tax proceedings in accordance with Paragraph D(4) of this Section 9.


                          Monterey shall pay all expenses related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by it. To the extent that any such expenses have been or are paid by SFER or any member of the SFER Group, Monterey shall promptly reimburse SFER or such member therefor.

                          SFER shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to Monterey of SFER's receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of Monterey. SFER shall, at Monterey's sole cost (including but not limited to any reasonable out-of-pocket costs incurred by SFER), take such action as Monterey may reasonably request (including but not limited to the execution of powers of attorney for one or more persons designated by Monterey and the filing of a petition, complaint, amended return or claim for refund) in contesting the Indemnified Liability. Monterey shall, on a timely basis, keep SFER informed of all developments in the proceeding and provide SFER with copies of all pleadings, briefs, orders, and other written papers pertaining thereto.

                          Subject to satisfaction of the conditions herein set forth, Monterey may direct SFER to settle the Indemnified Liability on such terms and for such amount as Monterey may direct. SFER may condition such settlement on receipt, prior to the settlement, from Monterey of the Indemnity Amount less any amounts to be paid directly by Monterey to the taxing authority. Monterey may direct SFER, at Monterey's expense, to pay an asserted deficiency for the Indemnified Liability out of funds provided by Monterey, and to file a claim for refund.


                          (4) Tax Proceedings Controlled by SFER. Should Monterey not provide SFER with the confirmation contemplated by Paragraph D(2) of this Section 9 within thirty (30) days following receipt of notice provided in Paragraph D(1) of this Section 9 or, following such confirmation, should Monterey fail within thirty (30) days following request therefor to furnish to SFER evidence of its ability to pay the full amount of the Indemnified Liability, or should SFER reasonably believe after due investigation that Monterey could not pay the full amount of the Indemnified Liability if required and Monterey fails to furnish a guarantee or performance bond satisfactory to SFER in an amount equal to the amount of the Indemnified Liability then being asserted by the taxing authority, then SFER may assume control of the tax proceeding upon the following terms: (i) SFER will diligently defend against the claim of any taxing authority that the Spin- Off resulted in taxable income to it or any other member of the SFER Group, without regard to the indemnification provided herein, including the pursuit of the appeal of any adverse determinations to the appropriate tribunal (unless advised in writing by independent outside counsel at Monterey's sole cost in its reasonable judgment that SFER or such other member of the SFER Group would not prevail upon any such appeal) and shall employ such resources, including independent counsel, in conducting such defense as are reasonably commensurate to the nature and magnitude of the claim; (ii) SFER will consult with Monterey as to the conduct of all proceedings, will provide Monterey with copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to the proceedings and will arrange for a representative of Monterey to be present at (but not to participate in) all meetings with the relevant taxing authorities and all hearings before any court; and (iii) neither SFER nor any other member of the SFER Group will settle, compromise or concede any claim that would result in an Indemnified Liability unless SFER has made the determination, and has been so advised in writing by independent outside counsel at Monterey's sole cost, that such settlement is fair to Monterey and its stockholders and is reasonable in the circumstance. Subject to the above, any such tax proceeding shall be controlled and directed exclusively by SFER and may be contested, defended, paid, settled, compromised or conceded by SFER and any related expenses incurred by SFER or any member of the SFER Group, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants shall be reimbursed by Monterey, if Monterey admits or is found to have incorrectly failed to acknowledge the asserted liability as an Indemnified Liability as provided in Paragraph D(2) of this Section 9; provided, however, that if after SFER's assumption of control of the proceedings, Monterey acknowledges in writing that the asserted liability is an Indemnified Liability or demonstrates its ability to pay the full amount of the Indemnified Liability if required, Monterey shall (if practical and upon its request) promptly assume and direct a proceeding which shall thenceforth be conducted in accordance with Paragraph D(3) of this
         Section 9, provided further however, that SFER will not be required to pursue the claim in the federal district court, Court of Claims or any state court if as a prerequisite to such Court's jurisdiction, it is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by Monterey at no cost to SFER.

                          (5) Time and Manner of Payment. Unless otherwise agreed in writing, Monterey shall pay to SFER the Indemnity Amount (less any amount paid directly by Monterey to the taxing authority or made available to SFER under Paragraph D(4) of this Section 9) within seven (7) business days after the date payment of the Indemnified Liability is made to the taxing authority. Such payment shall be paid by Monterey to SFER by wire transfer of immediately available funds to an account designated by SFER by written notice to Monterey prior to the due date of such payment. If Monterey delays making payment beyond the due date hereunder, Monterey shall pay interest to SFER on the amount unpaid at the rate of one (1) percentage point above the monthly average of the daily Effective Federal Funds Rate, as stated by The Federal Reserve Bank of New York for each day and the actual number of days for which any amount due hereunder is unpaid; provided, however, that this provision for interest shall not be construed to give Monterey the right to defer payment beyond the due date hereunder.


                          (6) Refund of Amounts Paid by Monterey. Should SFER or any other member of the SFER Group receive a refund in respect of amounts paid by Monterey to any taxing authority on SFER's behalf or paid by Monterey to SFER for payment to a taxing authority, or should any such amounts that would otherwise be refundable to SFER be applied or credited by the taxing authority to obligations of SFER or any other member of the SFER Group unrelated to the Spinoff, then SFER shall, promptly following receipt (or notification of credit), remit such refund (including any statutory interest that is included in such refund or credited amount), together with interest thereon, which interest shall be paid at the rate of one (1) percentage point above the monthly average of the daily Effective

         Federal Funds Rate, as stated by The Federal Reserve Bank of New York for each day and the actual number of days commencing on the date such refund is received (or credit applied); provided, however, that the provision for interest herein shall not be construed to give SFER the right to defer payment to Monterey of any refund proceeds hereunder.


                          (7) Cooperation. SFER and Monterey shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability. SFER and Monterey agree that such cooperation shall include, without limitation, making available to the other party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative proceeding. The party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Paragraph D(7) of this Section 9 shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

                          (8) Dispute Resolution. In an effort to resolve informally and amicably any claim or controversy arising out of or related to the interpretation or performance of this Section 9 without resorting to litigation, each party shall first notify the other in writing of its position with respect to any difference or dispute hereunder that requires resolution. SFER and Monterey shall each designate an employee to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after the latest such notification (or, if one party gives such notification and the other party fails to do so within 15 days after receipt of such notification, within 30 days after such notification), the matter shall be submitted to a senior officer of each of SFER and Monterey for consideration. If settlement cannot be reached through their efforts within an additional 30 days, or such longer time period as they shall agree upon, the parties shall consider arbitration or other alternative means to resolve the dispute; provided, however, that the parties hereby agree that any disputes concerning the calculation of amounts (e.g., an Indemnity Amount) or a similar accounting matter shall be resolved by a nationally recognized public accounting firm selected by the parties, whose fees and expenses shall be shared equally by SFER and Monterey. With respect to any dispute concerning other matters, if they are unable to agree on an alternative dispute resolution mechanism, either party may initiate legal proceedings to resolve such matter.

         10.     SANTA FE PACIFIC TAX INDEMNITY AGREEMENT.

                 SFER agrees to indemnify and hold harmless, on an after tax basis, the Monterey Companies from liabilities, if any, (including, without limitation, costs, expenses, fees, or indemnity payments) incurred under the Santa Fe Pacific Tax Indemnity Agreement.

         11.     NOTICES.

                 Any notice, request, instruction or other document to be given under this Agreement by any party to another party shall be in writing, and shall be deemed to have been duly given or delivered when delivered personally, or telecopied (receipt confirmed, with a copy sent by certified or registered mail as set forth in this Agreement) or, upon receipt (as indicated by return receipt), when sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service, to the address of the party set forth below or to such address as the party to whom notice is to be given may provide in a written notice to the other party to this Agreement:

                          If to SFER, to:
                          Santa Fe Energy Resources, Inc.
                          1616 South Voss Road
                          Suite No. 1000
                          Houston, Texas 77057
                          Telecopier No.:  (713) 507-5341
                          Telephone No.:  (713) 507-5000
                          Attention:  James L. Payne, President
                                      and
                                      David L. Hicks, Esq., General Counsel

                          If to Monterey to:
                          Monterey Resources, Inc.
                          5201 Truxtun Avenue
                          Suite 100
                          Bakersfield, CA 93309
                          Telecopier No.: (805) 633-3191
                          Telephone No.: (805) 322-3992
                          Attention:  R. Graham Whaling, CEO
                                      and
                                      Terry Anderson, Esq., General Counsel

         12.     BINDING EFFECT.

                 This Agreement shall be binding upon and inure to the benefit of any successor to the parties hereto as if such successor had been a party to this agreement; provided, nothing in this agreement is intended to confer any rights or impose any obligations on any third parties.

         13.     GOVERNING LAW; JURISDICTION.

                 This Agreement shall be governed by and construed under the laws of the State of Texas as applied to agreements made and to be performed in the State of Texas without regard to the conflict of laws principles thereof. Each of the parties consents to personal jurisdiction in respect of any action arising under or in connection with this Agreement instituted in the United States

District Court for the Southern District of Texas, and to service of process upon it in any manner permitted under the laws of the State of Texas.

         14.     COUNTERPARTS.

                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.     TITLES AND SUBTITLES.

                 The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         16.     AMENDMENTS AND WAIVERS.

                 Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties.

         17.     SEVERABILITY.

                 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

         18.     FURTHER ASSURANCE.

                 Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action, as the other parties, or any of them may reasonably request to carry out the intent of this Agreement and the transactions contemplated by this Agreement.

         19.     ENTIRE AGREEMENT.

                 This Agreement embodies the entire agreement and understanding of the parties in respect of the actions and transactions contemplated by this Agreement. There are no restrictions, promises, inducements, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement.

         20.     SPECIFIC PERFORMANCE.

                 Each of the parties acknowledges and agrees that in the event of any breach of this Agreement, the non- breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction for such action.

         21.     PARTIES IN INTEREST.

                 Neither party may assign its rights or delegate any of its duties under this Agreement (except to another person acquiring substantially all of the assets of such party by purchase, merger, consolidation or otherwise) without the prior written consent of the other. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies; provided, however, that other members of the SFER Group shall be deemed third party beneficiaries of this Agreement.

                 IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                           SANTA FE ENERGY RESOURCES, INC.


                                            /s/ J. L. PAYNE
                                           By:  J. L. Payne
                                           Its: President

                                           MONTEREY RESOURCES, INC.

                                            /s/ R.G. WHALING
                                           By:  R.G. Whaling
                                           Its: Chief Executive Officer